UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	August 1, 2006

NYFIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21324	06-1344888
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Ludlow Street, Stamford, Connecticut 06902
(Address of principal executive offices)

Registrant’s telephone number, including area code:	203-425-8000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Effective August 1, 2006, NYFIX, Inc. (the “Company”) executed an Employment Agreement through July 31, 2007 between the Company and Brian Bellardo (the “Bellardo Agreement”), pursuant to which Mr. Bellardo continued as the Company’s General Counsel and as an Executive Officer of the Company. Mr. Bellardo’s annual base salary is $248,063 and he has a target bonus for 2006 of $86,822, with the actual bonus calculated on the basis of the Company’s success in achieving certain of its goals specified in its 2006 budget, including achieving targeted levels of net income as well as becoming current in regulatory filings and holding an annual meeting within targeted timeframes, and varying between 50% and 200% of the target bonus. In subsequent years, Mr. Bellardo’s target bonus will be no less than 35% of his annual base salary and will be based on individual and corporate goals agreed to by the Company and Mr. Bellardo prior to, or within two months after the start, of each calendar year. Mr. Bellardo’s actual bonus in each such successive calendar year will be determined in accordance with the Annual Incentive Plan of the Company then in effect. The Company may terminate the Bellardo Agreement prior to July 31, 2007 in limited circumstances specified in that agreement. After July 31, 2007, the Bellardo Agreement extends on an annual basis for an additional year unless either party provides notice of non-renewal as specified in the agreement. Unless the Company terminates Mr. Bellardo’s employment for Cause or Mr. Bellardo terminates his employment Without Good Reason (as defined in the Bellardo Agreement), Mr. Bellardo receives a severance equal to his base salary for the remainder of the term of the agreement, or one year, whichever is greater. The Bellardo Agreement is attached hereto and incorporated herein as Exhibit 10.1.

Effective August 1, 2006, the Company executed an Amendment No. 2 (the “Shaffer Amendment”) to the January 1, 2005 Executive Agreement between the Company and Jay Shaffer (the “Shaffer Agreement”). Under the Shaffer Amendment, the Shaffer Agreement has a term until January 2, 2007 (the “Expiration Date”). Under the Shaffer Amendment, Mr. Shaffer serves as Executive Vice President - Administration, reports to the Chief Financial Officer and no longer serves as an executive officer. The Company agrees to indemnify Mr. Shaffer and hold him harmless to the fullest extent permitted by applicable law against all expenses and/or losses relating to, resulting from or arising out of any threatened, pending or completed action suit, claim or proceeding related to his employment with the Company. The Company or Mr. Shaffer may terminate the Shaffer Agreement as set forth in the Shaffer Amendment. Where the Company terminates Mr. Shaffer’s employment without Cause or Mr. Shaffer terminates his employment With Good Reason (both as defined in the Shaffer Amendment), Mr. Shaffer will receive as severance his base salary through the Expiration Date plus an amount equal to 3 months of his base salary. Mr. Shaffer will also receive continuation of medical and dental benefits paid by the Company for up to three months after termination, and in certain circumstances for a longer period of time, all as set forth in the Shaffer Amendment. The Shaffer Amendment is attached hereto and incorporated herein as Exhibit 10.2. The Shaffer Agreement was attached to the Form 8-K filed by the Company on January 6, 2005.

Effective August 1, 2006, Mr. Shaffer relinquished his title of Executive Vice President - Finance and Administration and Executive Officer of the Company by resignation and assumed the role of Executive Vice President - Administration, reporting to Steven R. Vigliotti, Chief Financial Officer of the Company.

Item 1.02.  Termination of a Material Definitive Agreement.

Effective August 1, 2006, the Company and Brian Bellardo mutually agreed to terminate the Executive Agreement between the Company and Mr. Bellardo dated March 31, 2003. That agreement has been superseded by the Executive Agreement between the Company and Mr. Bellardo executed on August 1, 2006. See item 1.01 above.

Item 5.02.  Departure of Principal Officers; Appointment of Principal Officers.

Effective August 1, 2006, Jay Shaffer relinquished his role as Executive Vice President - Finance and Administration and Executive Officer of the Company by resignation and assumed the role of Executive Vice President - Administration, reporting to Steven R. Vigliotti, Chief Financial Officer of the Company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibits
10.1	Employment Agreement effective August 1, 2006 between NYFIX, Inc. and Mr. Brian Bellardo
10.2	Amendment No. 2 to January 1, 2005 Executive Agreement, effective August 1, 2006 between NYFIX, Inc. and Mr. Jay Shaffer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NYFIX, INC.

By:	/s/ Brian Bellardo
Name: Brian Bellardo
Title: Secretary

Dated: August 4, 2006